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                                                                    EXHIBIT 99.2


                     TCI MUSIC CLARIFIES RELEASE CONCERNING
                          REDEMPTION OF PREFERRED STOCK


NEW YORK, May 25, 1999 -- TCI Music, Inc. ("TCI Music") (Nasdaq: TUNE, TUNEP) today clarified its press release concerning the redemption of its Series A Convertible Preferred Stock. The press release stated that shareholders have until June 11, 1999 to convert their shares. This means that shareholders have only until 5:00 p.m., New York time, on Thursday, June 10, 1999 to convert their shares. If they do not convert prior to that date and time, they will be redeemed on Friday, June 11, 1999.

TCI Music, Inc. is a diversified music entertainment company delivering audio and video music services to commercial and residential consumers via satellite, television, the Internet and other methods. TCI Music, Inc. is comprised of DMX, LLC (DMX) which programs, markets, and distributes the premium digital audio music service known as Digital Music Express(R), the Box Worldwide, Inc. (The
Box), which programs and distributes the interactive music video television network, The Box Music Network(R), and SonicNet(R), a leading Internet music network consisting of a group of music Web sites. TCI Music, Inc. is traded on the Nasdaq Small Cap Market through its Series A Common Stock and Series A convertible Preferred Stock under the symbols TUNE and TUNEP, respectively.

Contact: Ralph Sorrentino (212) 387-7700
         Jeff Majtyka at Brainerd Communicators (212) 986-6667